The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated May 4, 2016.

May , 2016	Registration Statement No. 333-209682; Rule 424(b)(2)

JPMorgan Chase & Co.
Structured Investments

Callable Contingent Interest Notes Linked to the Common Stock of Apple Inc. due May 24, 2017

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of the Reference Stock is greater than or equal to 70.00% of the Initial Value, which we refer to as the Interest Barrier.
•	The notes may be redeemed early by us, in whole but not in part, at our option if the closing price of one share of the Reference Stock on any Review Date (other than the first and final Review Dates) is greater than or equal to the Initial Value.
•	The earliest date on which the notes may be redeemed at our option is November 25, 2016.
•	Investors in the notes should be willing to accept the risks of owning equities in general and the Reference Stock in particular.
•	Investors in the notes should also be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about May 17, 2016 and are expected to settle on or about May 20, 2016.
•	CUSIP: 46625HRH5

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. If the notes priced today, the selling commissions would be approximately $15.00 per $1,000 principal amount note and in no event will these selling commissions exceed $17.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $982.10 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement no.     to product supplement no. 4-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016

Key Terms

Issuer: JPMorgan Chase & Co.

Reference Stock: The common stock, par value $0.01 per share, of Apple Inc. (Bloomberg ticker: AAPL). We refer to Apple Inc. as “Apple.”

Contingent Interest Payments:

If the notes have not been redeemed early and the closing price of one share of the Reference Stock on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to between $17.50 and $22.50 (equivalent to a Contingent Interest Rate of between 7.00% and 9.00% per annum, payable at a rate of between 1.75% and 2.25% per quarter) (to be provided in the pricing supplement).

If the closing price of one share of the Reference Stock on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Contingent Interest Rate: Between 7.00% and 9.00% per annum, payable at a rate of between 1.75% and 2.25% per quarter (to be provided in the pricing supplement)

Interest Barrier / Trigger Value: 70.00% of the Initial Value

Pricing Date: On or about May 17, 2016

Original Issue Date (Settlement Date): On or about May 20, 2016

Review Dates*: August 17, 2016, November 17, 2016, February 17, 2017 and May 17, 2017 (final Review Date)

Interest Payment Dates*: August 24, 2016, November 25, 2016, February 27, 2017 and the Maturity Date

Maturity Date*: May 24, 2017

Call Settlement Date*: If the notes are redeemed early on any Review Date (other than the first and final Review Dates), the first Interest Payment Date immediately following that Review Date

Early Redemption:

We, at our election, may redeem the notes early, in whole but not in part, on any of the Review Dates (other than the first and final Review Dates) at a price, for each $1,000 principal amount note, equal to $1,000 plus the Contingent Interest Payment, if any, applicable to such Review Date. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Call Settlement Date on which the notes are to be redeemed.

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the notes have not been redeemed early and (i) the Final Value is greater than or equal to the Initial Value or (ii) a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been redeemed early and (i) the Final Value is less than the Initial Value and (ii) a Trigger Event has occurred, you will receive at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value).  Fractional shares will be paid in cash.

The market value of the Physical Delivery Amount or the Cash Value will most likely be substantially less than the principal amount of your notes, and may be zero.

Stock Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing price of one share of the Reference Stock on the Pricing Date

Final Value: The closing price of one share of the Reference Stock on the final Review Date

Trigger Event: A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of one share of the Reference Stock is less than the Trigger Value

Monitoring Period: The period from but excluding the Pricing Date to and including the final Review Date

Physical Delivery Amount: The number of shares of the Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Initial Value, times the Stock Adjustment Factor

Cash Value: For each $1,000 principal amount note, $1,000 divided by the Initial Value, times the Final Value

Stock Adjustment Factor: The Stock Adjustment Factor is referenced in determining the closing price of one share of the Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Reference Stocks — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments Callable Contingent Interest Notes Linked to the Common Stock of Apple Inc.

How the Notes Work

Payment in Connection with the First Review Date

Payments in Connection with Review Dates (Other than the First and Final Review Dates)

Compare the closing price of one share of the Reference Stock to the Interest Barrier on each Review Date until the final Review Date or any early redemption.

	Early Redemption	No Early Redemption
The closing price is **greater than or equal to** the Interest Barrier.	You will receive (a) $1,000 *plus* (b) a Contingent Interest Payment on the applicable Interest Payment Date. *No further payments will be made on the notes.*	You will receive a Contingent Interest Payment on the applicable Interest Payment Date. Proceed to the next Review Date.
The closing price is **less than** the Interest Barrier.	You will receive $1,000 on the applicable Interest Payment Date. *No further payments will be made on the notes.*	No Contingent Interest Payment will be made with respect to the applicable Review Date. Proceed to the next Review Date.

PS-2 | Structured Investments Callable Contingent Interest Notes Linked to the Common Stock of Apple Inc.

Payment at Maturity If the Notes Have Not Been Redeemed Early

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Contingent Interest Rate of 7.00% per annum, depending on how many Contingent Interest Payments are made prior to early redemption or maturity. The actual Contingent Interest Rate will be provided in the pricing supplement and will be between 7.00% and 9:00% per annum.

Number of Contingent Interest Payments	Total Contingent Interest Payments
4	$70.00
3	$52.50
2	$35.00
1	$17.50
0	$0.00

PS-3 | Structured Investments Callable Contingent Interest Notes Linked to the Common Stock of Apple Inc.

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to a hypothetical Reference Stock, assuming a range of performances for the hypothetical Reference Stock on the Review Dates. The hypothetical payments set forth below assume the following:

•	An Initial Value of $100.00;
•	An Interest Barrier and a Trigger Value of $70.00 (equal to 70.00% of the hypothetical Initial Value); and
•	A Contingent Interest Rate of 7.00% per annum (payable at a rate of 1.75% per quarter).

The hypothetical Initial Value of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value will be the closing price of one share of the Reference Stock on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of the Reference Stock, please see the historical information set forth under “The Reference Stock” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are redeemed early on the second Review Date.

Date	Closing Price	Payment (per $1,000 principal amount note)
First Review Date	$105.00	$17.50
Second Review Date	$105.00	$1,017.50
	Total Payment	$1,035.00 (3.50% return)

The notes are redeemed early for a cash payment, for each $1,000 principal amount note, of $1,017.50 (or $1,000 plus the Contingent Interest Payment applicable to the second Review Date), payable on the applicable Call Settlement Date. The notes cannot be redeemed early before the second Review Date. When added to the Contingent Interest Payments received with respect to the prior Review Date, the total amount paid, for each $1,000 principal amount note, is $1,035.00. No further payments will be made on the notes.

Example 2 — Notes are redeemed early on the third Review Date.

Date	Closing Price	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$17.50
Second Review Date	$60.00	$0
Third Review Date	$105.00	$1,017.50
	Total Payment	$1,035.00 (3.50% return)

The notes are redeemed early for a cash payment, for each $1,000 principal amount note, of $1,017.50 (or $1,000 plus the Contingent Interest Payment applicable to the third Review Date), payable on the applicable Call Settlement Date. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,035.00. No further payments will be made on the notes.

PS-4 | Structured Investments Callable Contingent Interest Notes Linked to the Common Stock of Apple Inc.

Example 3 — Notes have NOT been redeemed early, the Final Value is greater than or equal to the Initial Value and a Trigger Event has occurred.

Date	Closing Price	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$17.50
Second Review Date	$85.00	$17.50
Third Review Date	$60.00	$0
Final Review Date	$105.00	$1,017.50
	Total Payment	$1,052.50 (5.25% return)

Because the notes have not been redeemed early and the Final Value is greater than or equal to the Initial Value (and, therefore, the Interest Barrier), even though a Trigger Event has occurred, the payment at maturity, for each $1,000 principal amount note, will be $1,017.50 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,052.50.

Example 4 — Notes have NOT been redeemed early, the Final Value is less than the Initial Value and a Trigger Event has NOT occurred.

Date	Closing Price	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$17.50
Second Review Date	$105.00	$17.50
Third Review Date	$117.50	$17.50
Final Review Date	$75.00	$1,017.50
	Total Payment	$1,070.00 (7.00% return)

Because the notes have not been redeemed early, the Final Value is greater than or equal to the Interest Barrier and a Trigger Event has not occurred, even though the Final Value is less than the Initial Value, the payment at maturity, for each $1,000 principal amount note, will be $1,017.50 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,070.00.

Example 5 — Notes have NOT been redeemed early, the Final Value is less than the Initial Value but is greater than or equal to the Interest Barrier and a Trigger Event has occurred.

Date	Closing Price	Payment (per $1,000 principal amount note)
First Review Date	$60.00	$0
Second Review Date	$60.00	$0
Third Review Date	$55.00	$0
Final Review Date	$75.00	$767.50†
	Total Payment	$767.50† (-23.25% return)

† Reflects the value of the Physical Delivery Amount on the Maturity Date, assuming it is equal to the Cash Value, plus a Contingent Interest Payment

Because the notes have not been redeemed early, the Final Value is less than the Initial Value but is greater than or equal to the Interest Barrier and a Trigger Event has occurred, you will receive at maturity, for each $1,000 principal amount note, in addition to a Contingent Interest Payment, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value). Fractional shares will be paid in cash. Assuming that the value of the Physical Delivery Amount on the Maturity Date is equal to the Cash Value, the value of the payment at maturity will be $767.50 per $1,000 principal amount note, calculated as follows:

[($1,000 / $100.00) × $75.00] + $17.50 = $767.50

The actual value of the Physical Delivery Amount will be less than the Cash Value if the price of the Reference Stock on the Maturity Date is less than the Final Value.

PS-5 | Structured Investments Callable Contingent Interest Notes Linked to the Common Stock of Apple Inc.

Example 6 — Notes have NOT been redeemed early, the Final Value is less than the Initial Value and the Interest Barrier and a Trigger Event has occurred.

Date	Closing Price	Payment (per $1,000 principal amount note)
First Review Date	$60.00	$0
Second Review Date	$55.00	$0
Third Review Date	$45.00	$0
Final Review Date	$50.00	$500.00††
	Total Payment	$500†† (-50.00% return)

†† Reflects the value of the Physical Delivery Amount on the Maturity Date, assuming it is equal to the Cash Value

Because the notes have not been redeemed early, the Final Value is less than the Initial Value and the Interest Barrier and a Trigger Event has occurred, you will receive at maturity, for each $1,000 principal amount note, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value) . Fractional shares will be paid in cash. Assuming that the value of the Physical Delivery Amount, on the Maturity Date is equal to the Cash Value, the value of the payment at maturity will be $500.00 per $1,000 principal amount note, calculated as follows:

[($1,000 / $100.00) × $50.00] =$500.00

The actual value of the Physical Delivery Amount will be less than the Cash Value if the price of the Reference Stock on the Maturity Date is less than the Final Value.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until redeemed early. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-6 | Structured Investments Callable Contingent Interest Notes Linked to the Common Stock of Apple Inc.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been redeemed early and (i) the Final Value is less than the Initial Value and (ii) a Trigger Event has occurred, you will receive at maturity, in addition to any Contingent Interest Payment, a predetermined number of shares of the Reference Stock (or, at our election, the Cash Value), the market value of which will most likely be substantially less than the principal amount of your notes, and may be zero.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

If the notes have not been redeemed early, we will make a Contingent Interest Payment with respect to a Review Date only if the closing price of one share of the Reference Stock on that Review Date is greater than or equal to the Interest Barrier. If the closing price of one share of the Reference Stock on that Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. Accordingly, if the closing price of one share of the Reference Stock on each Review Date is less than the Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISK OF JPMORGAN CHASE & CO. —

Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation in the price of the Reference Stock, which may be significant. You will not participate in any appreciation in the price of the Reference Stock.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	IF YOU RECEIVE THE PHYSICAL DELIVERY AMOUNT AT MATURITY, THE VALUE OF THE SHARES OF THE REFERENCE STOCK YOU RECEIVE MAY BE LESS ON THE MATURITY DATE THAN ON THE FINAL REVIEW DATE —

We will make no adjustment to the Physical Delivery Amount to account for any fluctuations in the value of the shares of the Reference Stock to be delivered at maturity. You will bear the risk of any decrease in the value of those shares between the final Review Date and the Maturity Date.

•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD —

If, on any day during the Monitoring Period, the closing price of one share of the Reference Stock is less than the Trigger Value (i.e., a Trigger Event occurs) and the notes have not been redeemed early, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Reference Stock. You will be subject to this potential loss of principal even if the Reference Stock subsequently recovers such that the closing price of one share of the Reference Stock is greater than or equal to the Trigger Value.

•	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are redeemed early, the term of the notes may be reduced to as short as six months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are redeemed before maturity, noteholders are not entitled to any fees and commissions described on the cover of this pricing supplement.

PS-7 | Structured Investments Callable Contingent Interest Notes Linked to the Common Stock of Apple Inc.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO THE REFERENCE STOCK.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER —

We have not independently verified any of the information about the Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•	THE RISK OF THE CLOSING PRICE OF THE REFERENCE STOCK FALLING BELOW THE INTEREST BARRIER OR THE TRIGGER VALUE IS GREATER IF THE PRICE OF THE REFERENCE STOCK IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

PS-8 | Structured Investments Callable Contingent Interest Notes Linked to the Common Stock of Apple Inc.

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Reference Stock. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-9 | Structured Investments Callable Contingent Interest Notes Linked to the Common Stock of Apple Inc.

The Reference Stock

All information contained herein on the Reference Stock and on Apple is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, Apple designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players and sells a variety of related software, services, accessories, networking solutions and third-party digital content and applications. The common stock, par value $0.00001 per share, of Apple (Bloomberg ticker: AAPL) is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Apple in the accompanying product supplement. Information provided to or filed with the SEC by Apple pursuant to the Exchange Act can be located by reference to SEC file number 000-10030, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information

The following graph sets forth the historical performance of the common stock of Apple based on the weekly historical closing prices of one share of the Reference Stock from January 7, 2011 through April 29, 2016. The closing price of one share of the Reference Stock on May 3, 2016 was $95.18. We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one share of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the Pricing Date or any Review Date. There can be no assurance that the performance of the Reference Stock will result in the return of any of your principal amount or the payment of any interest.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related

PS-10 | Structured Investments Callable Contingent Interest Notes Linked to the Common Stock of Apple Inc.

topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an early redemption or redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

JPMS’s Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the

PS-11 | Structured Investments Callable Contingent Interest Notes Linked to the Common Stock of Apple Inc.

notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

PS-12 | Structured Investments Callable Contingent Interest Notes Linked to the Common Stock of Apple Inc.